UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2005

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

888 Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301

(Address of Principal Executive Offices)

(954) 463-5707

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

During the first quarter of Fiscal 2006, we conducted a comprehensive review and revision of our corporate governance structure and policies which included, among other things, formation of an Audit Committee and Compensation Committee, adoption of formal charters for the Audit Committee and Compensation Committee, and adoption of a series of policies and procedures regarding matters of corporate governance, including, a Code of Business Conduct and Ethics, Nominating Procedures and Principles of Corporate Governance. In connection with this process, our Board of Directors adopted Amended and Restated Bylaws at a meeting held on December 28, 2005. The revisions were comprehensive in nature and were designed to conform to modern corporate practices. The revisions have the following significant effects, among others: (i) our Board of Directors will be permitted to designate the number of members thereof without having to formally amend the Bylaws; (ii) our Board of Directors will now be able to fill vacancies created by an increase in the number of directors; (iii) our shareholders will now be able to act by majority, instead of unanimous, written consent; (iv) our shareholders will now have the ability to bring business before a shareholders meeting held on or after January 1, 2007 by complying with certain procedures; (v) our shareholders will now have to follow certain procedures to nominate persons for election as directors at any shareholders meeting held on or after January 1, 2007; (vi) the officers designated in our Bylaws now conform to our our actual officer appointments; and (vii) the procedures in the Bylaws now conform to the law of our jurisdiction of incorporation (Nevada) instead of Colorado.

A full text of the Amended and Restated Bylaws is filed as an exhibit to this Current Report, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.
Exhibit Number	Description
3.2	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.
Date: January 4, 2006	By: /s/ V. Ray Harlow
V. Ray Harlow, CEO

Exhibit Index

3.2	Amended and Restated Bylaws